Exhibit 21


                              List of Subsidiaries
                              --------------------


Storage Computer GmbH
Am Hohenstein 3-5
65779 Kelkheim/Fischbach Germany

Storage Computer UK Ltd.
Cleeve Road
Leatherhead, Surrey, England KT22 7NB